UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION

13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2005

ADVANCED MAGNETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction

of incorporation)

0-14732 (Commission File No.)	04-2742593 (IRS Employer Identification No.)

61 Mooney Street Cambridge, Massachusetts (Address of Principal Executive Offices)	02138 (Zip Code)

(617) 497-2070
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2005, Dr. Brian J.G. Pereira became President of Advanced Magnetics, Inc. (“AMI”), and on November 22, 2005, AMI entered into a three-year employment agreement with Dr. Pereira. Under the terms of the employment agreement, AMI agreed to pay Dr. Pereira an annual salary of $400,000 per year. In addition, Dr. Pereira is eligible to earn an annual bonus of up to $100,000 per year upon the achievement of certain performance goals determined by AMI’s Chief Executive Officer. The employment agreement also provides Dr. Pereira with a monthly automobile allowance of $1,200. Under the terms of the employment agreement, Dr. Pereira will receive one month of severance pay for each month of his employment with AMI up to a maximum of twelve months in the event AMI terminates his employment without “cause,” as defined in the agreement or he resigns for “good reason,” as defined in the agreement. The severance period will begin to decrease on the second anniversary of his employment so that for every full month of employment during the final year of the employment agreement the severance period will be reduced by one month. Therefore, as of the third anniversary of employment, all severance payment obligations to Dr. Pereira shall have terminated. AMI also agreed to provide Dr. Pereira with a ten-year term life insurance policy in the face amount of $2 million for the benefit of persons designated by Dr. Pereira. AMI expects the annual premium for such policy to be approximately $1,700 to $2,500.

In connection with his election as President, the Board also granted Dr. Pereira options to purchase 250,000 shares of common stock under the terms of the 2000 Stock Plan at an exercise price of $9.10, the fair market value of a share of our common stock on the date of grant. The options were exercisable with respect to 100,000 shares immediately upon grant, and the options become exercisable with respect to an additional 50,000 shares on each of the first, second and third anniversaries of the grant date. Options exercisable for 43,956 shares were granted as “incentive stock options”, which are eligible for tax benefits if certain requirements are met, and balance of the options were granted as “non-qualified stock options.” In the event AMI terminates Dr. Pereira’s employment without cause or he terminates his employment for good reason, the options will automatically become exercisable in full with respect to all 250,000 shares. The options will also become immediately exercisable in full upon the consummation of a “change of control,” as defined in Dr. Pereira’s option agreements. In addition, the Board agreed to grant Dr. Pereira an additional option to purchase 100,000 shares of common stock subject to approval of the amendment and restatement of the 2000 Stock Plan at the next annual meeting of stockholders, at an exercise price equal to the fair market value of our common stock on the date of grant so long as Dr. Pereira is still employed by AMI at that time. Such option would be exercisable in equal annual installments over three years.

Dr. Pereira will continue as a member of the Board of Directors of AMI.

A copy of the employment agreement is attached hereto as Exhibits 10.1 and a copy of the option agreements are attached hereto as Exhibit 10.2 and 10.3. The foregoing exhibits are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Number	Description

10.1	Employment Agreement, dated as of November 22, 2005, by and between Advanced Magnetics, Inc. and Brian J.G. Pereira.
10.2	Stock Option Agreement dated as of November 22, 2005 between Advanced Magnetics, Inc. and Brian J.G. Pereira with respect to options that are intended to qualify as incentive stock options.
10.3	Stock Option Agreement dated as of November 22, 2005 between Advanced Magnetics, Inc. and Brian J.G. Pereira with respect to options that do not qualify as incentive stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MAGNETICS, INC.

By: /s/ Michael N. Avallone

Name: Michael N. Avallone

Title: Chief Financial Officer

Date: November 23, 2005

EXHIBIT INDEX

Number	Description

10.1	Employment Agreement, dated as of November 22, 2005, by and between Advanced Magnetics, Inc. and Brian J.G. Pereira.
10.2	Stock Option Agreement dated as of November 22, 2005 between Advanced Magnetics, Inc. and Brian J.G. Pereira with respect to options that are intended to qualify as incentive stock options.
10.3	Stock Option Agreement dated as of November 22, 2005 between Advanced Magnetics, Inc. and Brian J.G. Pereira with respect to options that do not qualify as incentive stock options.